                                                                  Exhibit 10(p)

                      AUSTRALIA STOCK PURCHASE AGREEMENT

                                  dated as of

                                 July 5, 1995,

                                    between

                      NATIONAL MEDICAL ENTERPRISES, INC.

                                      and

                           PARKWAY HOLDINGS LIMITED

                               TABLE OF CONTENTS
                               -----------------

Section                                                                Page
-------                                                                ----
Recitals

                                   ARTICLE I
                         PURCHASE AND SALE; CLOSING..................     1

1.1    SALE AND PURCHASE OF STOCK....................................     1
       --------------------------

1.2    PURCHASE PRICE................................................     2
       --------------

1.3    THE CLOSING...................................................     2
       -----------

1.4    RELEASE AND WAIVER............................................     2
       ------------------

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF SELLER...........     2

2.1     COMPANY AND AME; ORGANIZATION AND RELATED MATTERS............     2
        -------------------------------------------------

2.2     STOCK........................................................     3
        -----

2.3     FINANCIAL STATEMENTS; CHANGES; CONTINGENCIES.................     4
        --------------------------------------------

2.4     TAX MATTERS..................................................     5
        -----------

2.5     MATERIAL CONTRACTS...........................................     6
        ------------------

2.6     REAL PROPERTY................................................     8
        -------------

2.7     ASSETS OTHER THAN REAL PROPERTY..............................     9
        -------------------------------

2.8     AUTHORIZATION; NO CONFLICTS..................................     9
        ---------------------------

2.9     LEGAL PROCEEDINGS............................................    10
        -----------------

2.10    DIVIDENDS AND OTHER DISTRIBUTIONS............................    11
        ---------------------------------

2.11    INSURANCE....................................................    11
        ---------

2.12    COMPLIANCE WITH LAW..........................................    11
        -------------------

2.13    ENVIRONMENTAL MATTERS........................................    11
        ---------------------

2.14    INTELLECTUAL PROPERTY........................................    12
        ---------------------

2.15    BENEFIT PLANS................................................    12
        -------------

2.16    EMPLOYEE AND LABOR MATTERS...................................    13
        --------------------------


2.17    CERTAIN INTERESTS............................................  14
        -----------------

2.18    BANK ACCOUNTS, POWERS, ETC...................................  14
        --------------------------

2.19    NO BROKERS OR FINDERS........................................  14
        ---------------------

2.20    TRUE AND COMPLETE COPIES OF DOCUMENTS........................  15
        -------------------------------------

2.21    OVERHEAD EXPENSE.............................................  15
        ----------------

2.22    STOCK EXCHANGE INFORMATION...................................  15
        --------------------------

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF BUYER...........  15

3.1    ORGANIZATION AND RELATED MATTERS..............................  15
       --------------------------------

3.2    AUTHORIZATION.................................................  16
       -------------

3.3    NO CONFLICTS; CONSENTS AND APPROVALS..........................  16
       ------------------------------------

3.4    NO BROKERS OR FINDERS.........................................  16
       ---------------------

3.5    LEGAL PROCEEDINGS.............................................  16
       -----------------

3.6    INVESTMENT....................................................  17
       ----------

3.7    FUNDS AVAILABLE...............................................  17
       ---------------

                                   ARTICLE IV
                       COVENANTS WITH RESPECT TO CONDUCT
                              PRIOR TO CLOSING.......................  17

4.1    ACCESS........................................................  17
       ------

4.2    MATERIAL ADVERSE CHANGES......................................  18
       ------------------------

4.3    CONDUCT OF BUSINESS...........................................  18
       -------------------

4.4    PERMITS AND APPROVALS.........................................  21
       ---------------------

4.5    CONFIDENTIALITY...............................................  21
       ---------------

4.6    INSURANCE PROCEEDS............................................  21
       ------------------

4.7    AMOUNTS DUE TO SELLER.........................................  22
       ---------------------

4.8    PROPRIETARY INFORMATION.......................................  22
       -----------------------

                                   ARTICLE V
              ADDITIONAL CONTINUING COVENANTS AND INDEMNITIES........  22

5.1    COOPERATION IN AUDITS.........................................  22
       ---------------------

5.2    TAX MATTERS....................................................  22
       -----------

5.3    ACCESS.........................................................  26
       ------

5.4    USE OF AND RIGHT TO NAMES......................................  27
       -------------------------

5.5    EMPLOYMENT MATTERS.............................................  27
       ------------------

5.6    RECORDS........................................................  27
       -------

5.7    AGREEMENT NOT TO COMPETE.......................................  28
       ------------------------

5.8    THIRD PARTY OFFERS.............................................  30
       ------------------

                                   ARTICLE VI
                           CONDITIONS OF PURCHASE.....................  31

6.1    CONDITIONS PRECEDENT TO BINDING EFFECT.........................  31
       --------------------------------------

6.2    GENERAL CONDITIONS.............................................  33
       ------------------

6.3    CONDITIONS TO OBLIGATIONS OF BUYER.............................  33
       ----------------------------------

6.4    CONDITIONS TO OBLIGATIONS OF SELLER............................  35
       -----------------------------------

                                  ARTICLE VII
                          TERMINATION OF OBLIGATIONS;
                          INDEMNIFICATION; SURVIVAL...................  36

7.1    TERMINATION OF AGREEMENT.......................................  36
       ------------------------

7.2    EFFECT OF TERMINATION..........................................  37
       ---------------------

7.3    INDEMNIFICATION................................................  37
       ---------------

7.4    SURVIVAL OF REPRESENTATIONS....................................  43
       ---------------------------

                                  ARTICLE VIII
                                   GENERAL............................  43

8.1     AMENDMENTS; WAIVERS...........................................  43
        -------------------

8.2     SCHEDULES; EXHIBITS; INTEGRATION..............................  43
        --------------------------------

8.3     REASONABLE BEST EFFORTS; FURTHER ASSURANCES...................  43
        -------------------------------------------

8.4     GOVERNING LAW.................................................  44
        -------------

8.5     NO ASSIGNMENT.................................................  44
        -------------

8.6     HEADINGS......................................................  45
        --------

8.7     COUNTERPARTS..................................................  45
        -------------

8.8     PUBLICITY AND REPORTS.........................................  45
        ---------------------

8.9     REMEDIES CUMULATIVE...........................................  45
        -------------------

8.10    PARTIES IN INTEREST...........................................  45
        -------------------

8.11    NOTICES.......................................................  45
        -------

8.12    STAMP DUTIES..................................................  47
        ------------

8.13    EXPENSES AND ATTORNEYS FEES...................................  47
        ---------------------------

8.14    SEVERABILITY..................................................  47
        ------------

8.15    DOLLARS.......................................................  47
        -------

                                   ARTICLE IX
                                 DEFINITIONS..........................  47

9.1     DEFINITIONS...................................................  47
        -----------

                                   Schedules
                                   ---------



Disclosure Schedule dated June 20, 1995

                      AUSTRALIA STOCK PURCHASE AGREEMENT


          This Australia Stock Purchase Agreement is entered into as of July 5, 1995, between Parkway Holdings Limited, a Singapore corporation ("Buyer"), and National Medical Enterprises, Inc., a Nevada corporation ("Seller").


                                R E C I T A L S

          WHEREAS, Seller, through its subsidiaries, owns and operates a hospital, diagnostic, pathology and related healthcare services business in Australia (as currently conducted, the "Business");

          WHEREAS, the Business is conducted by Seller through Tenet Healthcare Australia Pty Limited, an Australian corporation (the "Company"), and through the ownership of an interest in Australian Medical Enterprises Limited, an Australian corporation ("AME"); and

          WHEREAS, pursuant to this Agreement, Seller desires to sell, and Buyer desires to buy, all of the issued shares of the Company (the "Stock") for the consideration described herein.


                               A G R E E M E N T

          In consideration of the mutual promises contained herein and, subject to Section 6.1, intending to be legally bound the parties agree as follows (except as otherwise expressly provided, all defined terms in this Agreement shall have the meanings assigned to them in Article IX hereof):


                                   ARTICLE I
                          PURCHASE AND SALE; CLOSING

          1.1  SALE AND PURCHASE OF STOCK.
               --------------------------

          Subject to the terms and conditions of this Agreement, Seller agrees to sell, and to cause International - NME, Inc. ("International - NME") to sell, the Stock and convey, transfer, assign and deliver the certificates evidencing the Stock to Buyer at the Closing, and Buyer agrees to purchase the Stock from Seller and International - NME. The certificates will be accompanied by share transfers duly executed by Seller or International - NME, as the case may be, in respect of the Stock and a duly executed power of attorney by each of them to do any and all things in respect of the Stock until the time the share transfers in respect of the Stock are registered in favor of

Buyer, and otherwise in a form acceptable for transfer on the books of the Company.

          1.2  PURCHASE PRICE.
               --------------

          Subject to the terms and conditions of this Agreement, Buyer agrees to pay to Seller or its order at the Closing in exchange for the Stock the amount of U.S.$63,000,000 (the "Purchase Price"). The Purchase Price shall be paid in cash (in funds immediately available in Hong Kong).

          1.3  THE CLOSING.
               -----------

          The Closing shall take place at the offices of O'Melveny & Myers in Hong Kong, on the tenth business day after the satisfaction of the conditions specified in Sections 6.1(a), 6.2(b), 6.3(c) and 6.4(b), or at such other place or on such other date as Seller and Buyer may agree.

          1.4  RELEASE AND WAIVER.
               ------------------

          Except as expressly provided for in this Agreement, the Closing shall constitute an unconditional release and waiver by Seller and its subsidiaries and Affiliates (other than the Company, AME and its Subsidiaries) of, and Seller thereby covenants to cause its subsidiaries and Affiliates to unconditionally release and waive, any and all claims it or any of its subsidiaries or Affiliates may have against or with respect to the Company, AME or any of its Subsidiaries or any other assets constituting part of the Business.


                                  ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller has invited Buyer to perform and Buyer has performed due diligence and business investigations with respect to the Company and AME, with the intention that Buyer form its own conclusions regarding the condition and value of the Business pursuant to the parties' express intention that the sale of the Business be without representation or warranty by Seller, express or implied, except as set forth in this Agreement and the Disclosure Schedule, which representations and warranties Seller acknowledges Buyer is relying upon in entering into this Agreement. Unless the context otherwise requires, references to AME in this Article II shall include AME and its Subsidiaries. Seller represents and warrants to Buyer as of the date of the Disclosure Schedule as follows:

          2.1  COMPANY AND AME; ORGANIZATION AND RELATED MATTERS.
               -------------------------------------------------

          Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of

Nevada. The Company is a corporation duly incorporated and validly existing under the laws of New South Wales and AME is a corporation duly incorporated and validly existing under the laws of Western Australia. Section 2.1 of the Disclosure Schedule correctly sets forth the capitalization of each of the Company and AME and each jurisdiction in which each of the Company and AME is qualified or licensed to do business as a foreign person. Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement. Each of the Company and AME has all necessary corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Section 2.1 of the Disclosure Schedule correctly lists the current registered directors and executive officers of each of the Company and AME (other than its Subsidiaries). True, correct and complete copies of the respective memorandum and articles of association of each of the Company and AME (other than its Subsidiaries) have been delivered to Buyer. The Company and AME constitute all the entities through which Seller conducts, directly or indirectly, the Business, and, except as set forth in Section 2.1 of the Disclosure Schedule, the assets and properties owned or leased by the Company and AME constitute all the material assets, properties and rights used by Seller and its subsidiaries and Affiliates in connection with the conduct of the Business.

          2.2  STOCK.
               -----

          (a) Except as described in Section 2.1 of the Disclosure Schedule, Seller, directly or indirectly, owns all of the issued Equity Securities of the Company beneficially and of record. The Company owns 101,006,395 shares (the "AME Stock") of AME, beneficially and of record. Except as described in Section 2.2 of the Disclosure Schedule, all of such Equity Securities of Company and the AME Stock are owned free and clear of any Encumbrance. At the Closing, Buyer will acquire good and valid title to and complete ownership of the Stock, with all rights attaching thereto as of the Closing Date, free and clear of any Encumbrance. The authorized, issued and outstanding capital stock of each of the Company and AME is described in Section 2.1 of the Disclosure Schedule. Except as described in Section 2.2 of the Disclosure Schedule, there are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any Equity Securities of the Company or the AME Stock or, to the knowledge of Seller, the Equity Securities of AME, or to restructure or recapitalize the Company or, to the knowledge of Seller, AME. Other than this Agreement and except as set forth in Section 2.2 or Section 2.8 of the Disclosure Schedule, neither the Stock nor the AME Stock nor, to the knowledge of Seller, the Equity Securities of AME is subject to any voting trust agreement or other Contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition thereof.

          (b) Except as set forth in Section 2.2 of the Disclosure Schedule, the Company does not own directly or indirectly any Equity Securities of any Person and the Company is not a member of or participant in any partnership, joint venture or similar Person (other than passive investment holdings in amounts not material in the aggregate and the AME Stock).

          2.3  FINANCIAL STATEMENTS; CHANGES; CONTINGENCIES.
               --------------------------------------------

          (a) Seller has delivered to Buyer a consolidated balance sheet for the Business at each of May 31, 1994 and 1993 and the related consolidated statements of operations, changes in owner's equity and cash flow (including the notes thereto and the consolidating schedules) for the two-year period ended May 31, 1994, and for the three-month period ended May 31, 1992, a true and correct copy of which has been provided to Buyer by Seller. All such financial statements have been audited by the Auditors whose report thereon is included with such financial statements. Such statements of operations and cash flow present fairly, in all material respects, the results of operations and cash flows of the Business for the respective periods covered, and the balance sheets present fairly, in all material respects, the financial condition of the Business as of their respective dates, in all cases in conformity with GAAP applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein).

          (b) Seller has delivered to Buyer a consolidating balance sheet for the Business at February 28, 1995 (the "Balance Sheet"), and the related consolidating statements of operations for the nine-month periods ended February 28, 1995 and 1994; a true and correct copy of each of which has been provided to Buyer by Seller. Such statements of operations and the Balance Sheet have been compiled in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants and, except as set forth in the Independent Accountants' Compilation Report, dated April 3, 1995, included therewith, are in conformity with GAAP applied on a consistent basis.

          (c) Except as described in Section 2.3 of the Disclosure Schedule, from February 28, 1995 to the date of the Disclosure Schedule, whether or not in the ordinary course of business, there has not been, occurred or arisen:

               (i) any change in or event or a series of connected events affecting the Business that has had or is reasonably expected to have an impact of $100,000 individually or $500,000 in the aggregate with all other such changes, events or series of events or otherwise has had or is reasonably expected to have a Material Adverse Effect, except for changes reflected in the financial statements referred to in this Section 2.3 and changes affecting generally the Australian health care industry as a whole (it being understood that Buyer assumes the risks of changes of such type);

              (ii) any casualty, loss, damage or destruction of any property of the Company or AME or that has involved a loss to the Company or AME in excess of applicable insurance coverage, that has had or is reasonably expected to have an impact in excess of $100,000 individually or $500,000 in the aggregate with all other such casualties, losses, damage or destruction, or otherwise has had or is reasonably expected to have a Material Adverse Effect; or

             (iii)    any of the events described in Section 4.3 hereof.

          (d) Except as set forth in Section 2.3 of the Disclosure Schedule, neither the Company nor AME has any liability or obligation of any nature (whether known or unknown, absolute, accrued, contingent or otherwise) or has engaged in other types of financing transactions that would have or would reasonably be expected to have an impact of $100,000 individually or $500,000 in the aggregate with all other such liabilities or obligations or otherwise has had or is reasonably expected to have a Material Adverse Effect, other than (i) as disclosed, reflected or reserved against in the financial statements referred to in this Section 2.3 and the notes thereto and (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practices since the date of the Balance Sheet and not in violation of this Agreement.

          2.4  TAX MATTERS.
               -----------

          (a) Except as set forth in Section 2.4 of the Disclosure Schedule, as of the Closing Date (i) each of the Company and AME has timely filed (or, where permitted or required, its respective direct or indirect parents have timely filed) all material required Tax Returns, (ii) each such Tax Return sets forth the Tax liability required to be set forth therein in accordance with the provisions of the Australian Income Tax Assessment Act, 1936, as amended, or other applicable law (other than Taxes contested in good faith) and is otherwise true and correct in all material respects, (iii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been timely paid in full (other than Taxes contested in good faith), (iv) no material tax liens have been filed with respect to Taxes of the Company or AME, (v) no Governmental Entity has, during the past three years, conducted a taxation audit of the Company or AME, and
     (vi) no Governmental Entity has proposed in writing any deficiency, assessment or claim for Taxes of either the Company or AME.

          (b) Except as set forth in Section 2.4 of the Disclosure Schedule, during the period from March 1, 1995 through the Closing Date (the "Interim Period"), neither the Company nor AME will have (i) engaged in any transaction, other than in the ordinary course of business, that will cause the effective Tax rate of the Company and AME for Taxes for the Interim Period to be materially greater than the effective Tax rate of the Company and AME for Taxes for the year ended May 31, 1994 as adjusted for changes in Tax law and other events beyond the control of Seller or (ii) made or changed any election, changed any annual accounting period, or adopted or changed any accounting method that would have the effect of increasing the Tax liability of the Company or AME.

          (c) Nothing has occurred in respect of the Company or AME which would cause the disallowance for Tax purposes of either the carry forward of losses as of the date of the Balance Sheet or the deduction of losses incurred since that date other than as a result of the transfer of the Stock.

          2.5  MATERIAL CONTRACTS.
               ------------------

          Except as set forth in Section 2.5 of the Disclosure Schedule, neither the Company nor AME is a party to or bound by any Contract which is an:

          (i) employment agreement, employment contract or consultancy or other similar service agreement;

         (ii) employee collective bargaining agreement or other contract with any labor union;

        (iii) agreement or covenant of the Company or AME not to compete or other covenant of the Company or AME restricting the development, manufacture, marketing or distribution of the products and services of the Business, which in each case is material in respect of any portion of Australia;

          (iv) agreement, contract or other arrangement (including management agreements) with (A) Seller or any Affiliate of Seller (other than the Company or AME) or (B) any current or former officer, director or employee of

     Seller, the Company, AME or any Affiliate of Seller (other than employment agreements covered by clause (i) above);

          (v) lease, sublease or similar agreement with any Person under which the Company or AME is a lessor or sublessor of, or makes available for use to any Person a portion of the real property assets of the Company or AME (other than real property leases with doctors or clinics entered into in the ordinary course of the Business consistent with past practices);

         (vi) agreement, contract or other instrument under which the Company or AME has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person or any other note, bond, debenture or other evidence of indebtedness issued to any Person which individually is in excess of U.S.$100,000 or in the aggregate are in excess of U.S.$500,000;

        (vii) agreement, contract or other instrument (including so-called keepwell agreements, letters of comfort or letters of moral intent) under which (A) any Person (including the Company or AME) has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Business or the Company or AME or (B) the Company or AME has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business), which individually, is in excess of U.S.$100,000 or in the aggregate are in excess of U.S.$500,000;

       (viii) agreement, memorandum of understanding, letter of intent, contract or other instrument under which the Company or AME has made or will make, directly or indirectly, any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than to doctors in the ordinary course of business consistent with past practice), which individually is in excess of U.S.$100,000 or in the aggregate are in excess of U.S.$500,000;

         (ix) material mortgage, pledge, security agreement, deed of trust or other instrument granting a lien or other Encumbrance upon any of the Company Real Properties;

          (x) powers of attorney (other than powers of attorney given to officers or other representatives of the Company or AME in the ordinary course of the Business with respect to routine tax, securities and shareholder matters);

         (xi) letter of intent, memorandum of understanding or agreement to acquire or develop any hospital or other medical-related property or business;

        (xii) any agreement or Contract relating to the trading, hedging, exchange or sale or purchase of securities, indices, currencies, interest rates, futures or any financial or derivative instruments of any nature whatsoever; or

       (xiii) other agreement, contract, lease, license, commitment or instrument to which the Company or AME is a party or by or to which it or any of its assets or business is bound or subject which has an aggregate future liability to any Person or Persons in excess of U.S.$100,000.

Except as set forth in Section 2.5 of the Disclosure Schedule, each Contract of the Company or AME listed in the Disclosure Schedule is valid, binding and in full force and effect and is enforceable, as applicable, by the Company and AME and, to the knowledge of Seller, each of the other parties to the Contract in accordance with its terms. Except as set forth in Section 2.5 of the Disclosure Schedule, each of the Company and AME has performed all obligations required to be performed by it to date under the Contracts and neither the Company, AME nor, to the knowledge of Seller, any other parties to any of the Contracts (with or without the lapse of time or the giving of notice, or both) is in breach or default thereunder, except where such failure to perform or breach has not and would not reasonably be expected to have resulted in a liability to the Company or AME individually in excess of U.S.$100,000 and U.S.$500,000 in the aggregate together with all other such failures, or has not had and would not otherwise be expected to have a Material Adverse Effect.

          2.6  REAL PROPERTY.
               -------------

          (a) Section 2.6 of the Disclosure Schedule sets forth a complete and accurate description of the real immovable property owned in fee simple by the Company and AME (the "Owned Real Property") and a complete list of all real property and interests in real property leased by the Company and AME (the "Leased Real Property").

          (b) Each of the Company and AME has (i) good and valid title to all Owned Real Property and (ii) good and valid title to the leasehold estates in all Leased Property (an Owned Real Property or Leased Real Property being sometimes referred to herein, collectively, as "Company Real Properties"), in each case free and clear of all Encumbrances, leases, assignments, subleases, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (A) such as are set forth in

     Section 2.6 of the Disclosure Schedule; (B) leases, subleases and similar agreements set forth in Section 2.5 of the Disclosure Schedule or not required to be disclosed therein; and (C) Permitted Encumbrances. Except as set forth in Section 2.6 of the Disclosure Schedule, the Company Real Properties have been maintained in all material respects in accordance with the past practices of the Business and consistent with industry practice and are in good operating condition and repair, ordinary wear and tear excepted. The current use by the Company and AME of the plants, offices and other facilities located on Company Real Property does not constitute a material violation of any material local zoning or similar land use or government regulations. Each of the Company and AME has all necessary material Approvals and Permits that are required to be obtained by it as of the date of the Disclosure Schedule for any development or building projects currently in process.

          2.7  ASSETS OTHER THAN REAL PROPERTY.
               -------------------------------

          Each of the Company and AME has good and valid title to all (a) its assets reflected on the Balance Sheet and (b) its assets thereafter acquired, which in each case are material to the Business, except those sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all Encumbrances except (i) such as are set forth in Section 2.7 of the Disclosure Schedule and (ii) Permitted Encumbrances.

          All the tangible personal property of the Company and AME that is material to the Business has been maintained in all material respects in accordance with the past practices of the Business and consistent with industry practice. The tangible personal property of the Company and AME is in good operating condition and repair, ordinary wear and tear excepted, consistent with industry practice. All leased personal property of the Company and AME is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof.

          This Section 2.7 does not relate to Company Real Property or interests therein, such items being the subject of Section 2.6.

          2.8  AUTHORIZATION; NO CONFLICTS.
               ---------------------------

          The execution, delivery and performance of this Agreement by Seller and International - NME and consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Seller and International - NME. Subject to Section 6.1, this Agreement constitutes the legally valid and binding obligation of the Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally. The execution, delivery and, upon receipt of the Permits and Approvals listed in Sections 2.8 (II) and 6.2 (II) of the Disclosure Schedule, performance of this Agreement by Seller and International - NME will not (i) violate, or constitute a breach or default under the charter documents or by-laws of Seller, International - NME, the Company or AME or (ii) violate, or constitute a material breach or material default or result in the acceleration of or permit the acceleration of any material obligation (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, any material Contract of any of such entities, or cause or give rise to a right of termination of or adverse change in the terms of any material Contract, or result in the imposition of any material Encumbrance against any asset or properties of the Company or AME, or violate any Law or any material Permit or material Approval or cause any material Permit or material Approval to be revoked, withdrawn or modified. Section 2.8 of the Disclosure Schedule lists all material Permits and Approvals in connection with the operation of the Business as presently conducted, and such Permits and Approvals constitute all the material Permits and Approvals necessary to conduct the Business. Sections
6.2 (II) and 2.8 (II) of the Disclosure Schedule lists all material Permits and Approvals that are required to be obtained by Seller or the Company or AME, or filings or registrations with any third party or Governmental Entity required for Seller or the Company or AME, to consummate the transactions contemplated by this Agreement.

          2.9  LEGAL PROCEEDINGS.
               -----------------

          Except as set forth in Section 2.9 of the Disclosure Schedule, there is no Order or Action pending, or, to the best knowledge of Seller, threatened, against or affecting the Company or AME or any of their respective properties or assets that has resulted or is reasonably expected to result in a liability in excess of $100,000 individually or $500,000 in the aggregate together with all other such Orders or Actions, or that has had or is reasonably expected to have, individually or in the aggregate together with all other such Orders and Actions, a Material Adverse Effect.

          Section 2.9 of the Disclosure Schedule sets forth a list of all Orders and Actions pending or, to the best knowledge of Seller, threatened, against the Company or AME (i) brought by any Government Entity, (ii) in which money damages in excess of $100,000 individually or $500,000 in the aggregate with all other such Orders and Actions are sought against the Company or AME or (iii) seeking injunctive relief against the Company or AME that could reasonably be expected to result in a Material Adverse Effect.

          2.10 DIVIDENDS AND OTHER DISTRIBUTIONS.
               ---------------------------------

          Except as described in Section 2.10 of the Disclosure Schedule, there has been no dividend or other distribution of assets, whether consisting of money, securities, property or any other thing of value, declared, issued, paid, made or set aside by the Company or AME subsequent to the date of the Balance Sheet.

          2.11 INSURANCE.
               ---------

          Section 2.11 of the Disclosure Schedule lists all insurance policies and bonds that are maintained by or for the benefit of the Company or AME in connection with, and which are material to, the Business. All such policies and bonds are in full force and effect and, to the best knowledge of Seller, there is no threat by any of the insurers to terminate or not renew, or materially increase the premiums payable under, any of such policies or bonds. Except as set forth in Section 2.11 of the Disclosure Schedule, all insurance policies maintained for the benefit of the Business, Company or AME or their respective employees are maintained directly by the Company and/or AME and not by Seller or any of Seller's other Subsidiaries. Except as set forth in Section 2.11 of the Disclosure Schedule, all such insurance policies will remain in full force and effect from and after, and will not be modified or amended as a result of, the Closing.

          2.12 COMPLIANCE WITH LAW.
               -------------------

          Each of the Company and AME has conducted its respective business in all material respects in accordance with applicable Laws. The procedures and practices of the Company and AME are in compliance in all material respects with all such Laws. To the best knowledge of Seller, no suspension, cancellation or termination of any Permits or Approvals required by any Governmental Entity to permit the Business to be conducted as it is currently conducted is threatened or imminent that could reasonably be expected to be material to the Business.

          2.13 ENVIRONMENTAL MATTERS.
               ---------------------

          (a) Each of the Company and AME has obtained and maintained in effect all material licenses, Permits, Approvals and other authorizations required under all applicable Laws of all applicable Governmental Entities or regulatory authorities relating to pollution, the disposition, storage or handling of medical waste or radioactive material or other materials which are classified under such Laws as harmful to the environment or to human health ("Hazardous Substance"), or to the protection of the environment ("Environmental Laws") and, except as set forth in Section 2.13 of the Disclosure Schedule, is in compliance in all material respects with all Environmental Laws and with all such licenses, Permits, Approvals and authorizations.

          (b) Except as set forth in Section 2.13 of the Disclosure Schedule, the properties presently or formerly owned or operated by the Company or AME (including without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) (the "Properties") do not contain any Hazardous Substance other than as permitted under any applicable Environmental Law (provided, however, that with respect to Properties formerly owned or operated by the Company or AME, such representation is limited to actions taken by the Company or AME during the period the Company or AME owned or operated such Properties).

          (c) Except as set forth in Section 2.13 of the Disclosure Schedule, neither the Company nor AME has incurred, and, to the knowledge of Seller, none of the Properties are presently subject to, any material liabilities (fixed or contingent) or clean-up obligations relating to Hazardous Substances or Environmental Laws.

          2.14 INTELLECTUAL PROPERTY.
               ---------------------

          Except as set forth in Section 2.14 of the Disclosure Schedule, each of the Company and AME has all necessary rights to and in all material patents, trademarks (registered or unregistered), trade names, service marks and copyrights ("Intellectual Property") owned, used, filed by or licensed to the Company or AME in connection with the Business. Section 2.14 of the Disclosure Schedule sets forth a list of all jurisdictions in which registered trademarks are registered or applied for and all registration and application numbers. Except as set forth in Section 2.14 of the Disclosure Schedule, Seller does not know, and has received no notice, of any conflict with the asserted rights of others with respect to any Intellectual Property, except where such conflict would not be material to the Business.

          2.15 BENEFIT PLANS.
               -------------

          (a) Section 2.15 of the Disclosure Schedule contains a list of all retirement, pension, superannuation profit sharing, trust fund, bonus, stock option or other equity-based compensation, stock purchase, severance, deferred compensation plans or arrangements and other employee fringe benefit plans (all the foregoing being herein called "Benefit Plans") maintained, or contributed to, by Seller, the Company or AME for the benefit, or on the account, of any officers or employees of the Company or AME. Seller has delivered to Buyer true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent summary plan description for each Benefit Plan for which a summary plan description is required and (iii) each trust agreement and group annuity contract relating to any Benefit Plan. Except as set forth in Section 2.15 of the Disclosure Schedule, none of Seller and its Subsidiaries (other than the Company or AME) maintains any Benefit Plan with, or for the benefit of, any officer or employee of the Company or AME, including any employee referred to in
Section 5.6. Except as set forth in Section 2.15 of the Disclosure Schedule, none of the Benefit Plans are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Neither the Company nor AME has or will have any obligation or liability of any kind with respect to any of the Benefit Plans which are or may be subject to ERISA set forth in Section 2.15 of the Disclosure Schedule.

          (b) Each Benefit Plan has been administered in all material respects in accordance with its terms. All the Benefit Plans are in compliance in all material respects with the applicable provisions of applicable Law. Furthermore, each of the Company and AME is in compliance in all material respects with the applicable laws, regulations and provisions contained in each of its collective bargaining agreements and any applicable award, and is not required to pay the Superannuation Guarantee Charge under the Superannuation Guarantee Charge Act (6th) 1992 in respect any of its employees. Except as set forth in Section 2.15 of the Disclosure Schedule, all payments and deductions from wages, material reports, returns and similar documents with respect to the Benefit Plans required to be filed with or paid to any Governmental Entity or Benefit Plan or distributed to any Benefit Plan participant have been duly and timely filed, distributed or paid. Except as set forth in Section 2.15 of the Disclosure Schedule, there is no pending or, to the knowledge of Seller, threatened litigation by any employee or former employee of the Business relating to any Benefit Plan, other than routine claims for benefits. Each defined benefit Benefit Plan is fully funded.

          2.16 EMPLOYEE AND LABOR MATTERS.
               --------------------------

          (a) There is, and during the past two years there has been, no labor strike, dispute, work stoppage or lockout pending, or, to the knowledge of Seller, threatened, against or affecting the Company or AME;

          (b) To the knowledge of Seller, no union organizational campaign is in progress with respect to the employees of the Company or AME and no question concerning representation exists respecting such employees;

          (c) There is no unfair labor practice charge or complaint against the Company or AME pending, or, to the knowledge of Seller, threatened, before any Governmental Entity;

          (d) There are no pending, or, to the knowledge of Seller, threatened, union grievances against the Company or AME which are reasonably likely to have a Material Adverse Effect; and

          (e) None of Seller, the Company or AME has received notice during the past two years of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of the Company or AME and, to the knowledge of Seller, no such investigation is in progress.

          2.17 CERTAIN INTERESTS.
               -----------------

          (a) Except as set forth in Section 2.17 of the Disclosure Schedule, after the Closing neither Seller nor any Affiliate thereof, nor any officer or director of any thereof will have any interest in any property of the Business; and neither the Company nor AME will be indebted to or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance.

          (b) Except as set forth in Section 2.17 of the Disclosure Schedule, after the Closing none of the agreements, contracts or other arrangements set forth in Section 2.5 of the Disclosure Schedule between the Company or AME, on the one hand, and Seller or any of its Affiliates, on the other hand, will continue in effect, and there will remain thereafter no outstanding obligation or liability in respect of any such agreement, contract or other arrangement.

          2.18 BANK ACCOUNTS, POWERS, ETC.
               ---------------------------

          Section 2.18 of the Disclosure Schedule lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company has an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto.

          2.19 NO BROKERS OR FINDERS.
               ---------------------

          Except as set forth in Section 2.19 of the Disclosure Schedule, no agent, broker, finder, or investment or commercial banker, or other Person or firm (collectively, "Investment Bankers") engaged by or acting on behalf of Seller or the Company or any of their respective Affiliates (other than AME) in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions.

          2.20 TRUE AND COMPLETE COPIES OF DOCUMENTS.
               -------------------------------------

          Copies of all leases, insurance policies, agreements, contracts and other documents and instruments which are listed or referred to on the Disclosure Schedule and which have been delivered to, or made available for inspection by, Buyer are true and complete in all respects. Such documents, together with this Agreement and all certificates, exhibits, schedules and other instruments furnished by or on behalf of Seller pursuant to this Agreement, taken as a whole, do not as of the date hereof, and will not as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading, except where such misstatements or omissions reflect facts, events or circumstances, or series of related facts, events of circumstances that would not have and would not reasonably be expected to have a Material Adverse Effect.

          2.21 OVERHEAD EXPENSE.
               ----------------

          The expense of overhead, comprising certain administrative, logistical, legal and other services, provided by Seller to the Business since February 28, 1995 that has been paid or accrued by the Company and AME or that has otherwise been allocated to the Business (the "Overhead Expense") does not in the aggregate exceed the amounts set forth in Section 2.21 of the Disclosure Schedule for the Business for the fiscal years ending May 31, 1995 and 1996, as prorated through the date of the Disclosure Schedule.

          2.22 STOCK EXCHANGE INFORMATION.
               --------------------------

          As of the date of the Disclosure Schedule, AME has complied in all material respects with the disclosure requirements applicable to AME under Listing Rule 3A(1) of the Listing Rules of Australian Stock Exchange Limited.


                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as of the date of the Disclosure Schedule as follows:

          3.1  ORGANIZATION AND RELATED MATTERS.
               --------------------------------

          Buyer is a corporation duly organized, validly existing and in good standing under the laws of Singapore. Buyer has all necessary corporate power and authority to carry on its business as now being conducted. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and any transactions contemplated by this Agreement.

          3.2  AUTHORIZATION
               -------------

          The execution, delivery and performance of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated under this Agreement, have been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

          3.3  NO CONFLICTS; CONSENTS AND APPROVALS.
               ------------------------------------

          The execution, delivery and performance of this Agreement by Buyer will not (a) violate or constitute a breach or default under the charter documents or by-laws of Buyer or (b) violate or constitute a breach or default (whether upon lapse of time and/or the occurrence or any act or event or otherwise) under (i) any Law to which Buyer is subject or (ii) any Contract to which Buyer is a party, except (in the case of clause (b)) as is not reasonably be expected to materially and adversely affect the ability of Buyer to consummate the transactions contemplated by, or perform its obligations under, this Agreement. Sections 6.1 (II) and 3.3 of the Disclosure Schedule lists all material Permits and Approvals which are required to be obtained by Buyer, or filings or registrations with any third party or Governmental Entity required for Buyer to consummate the transactions contemplated by this Agreement.

          3.4  NO BROKERS OR FINDERS.
               ---------------------

          Except as set forth in Section 3.4 of the Disclosure Schedule, no Investment Banker engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions.

          3.5  LEGAL PROCEEDINGS.
               -----------------

          There is no Order or Action pending or, to the best knowledge of Buyer, threatened, against or affecting Buyer that individually or when aggregated with one or more other Actions has, or is reasonably expected to, materially and adversely effect Buyer's ability to consummate the transactions contemplated by, or perform its obligations under, this Agreement.

          3.6   INVESTMENT.
                ----------

          Buyer is acquiring the Stock for Buyer's own account, or for the account of Buyer and one or more of its Affiliates, for investment purposes only and not with a view to or for sale in connection with the public distribution thereof.

          3.7  FUNDS AVAILABLE.
               ---------------

          Buyer has sufficient cash, lines of credit, commitment letters or other sources of available funds to enable it to make the payments contemplated by Section 1.2.


                                  ARTICLE IV
                       COVENANTS WITH RESPECT TO CONDUCT
                                PRIOR TO CLOSING

          4.1  ACCESS.
               ------

          Subject to applicable laws and fiduciary obligations, and to the terms of the Letter Agreement, dated March 17, 1995 (the "Letter Agreement"), entered into between Seller and Buyer, Seller (but only with respect to the Business) shall, and shall cause the Company and, consistent with and to the extent authorized by the Deed of Release, dated February 14, 1995, among Seller, Company and AME, as amended by the Deed, dated April 10, 1995, and the agreement, dated May 4, 1995 between Buyer and AME, AME and its Subsidiaries to, authorize and permit Buyer, Buyer's Affiliates (subject to the execution of customary confidentiality agreements) and their representatives (which term shall be deemed to include its independent accountants, counsel, financial advisors and bankers (including, without limitation, potential lenders)) to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of their respective businesses, to all of their respective properties, books, records, board and shareholder minutes (including agenda for meetings), accounts, ledgers, budgets, operating instructions and procedures, Tax Returns (provided, however, that to the extent that such Tax Returns are combined or consolidated returns, Buyer's access will be limited to information pertaining to the Company and AME and its Subsidiaries only) and all other information with respect to the Business as Buyer may from time to time request. Without limiting the foregoing, Seller agrees to provide Buyer and its Affiliates and their representatives with such access, subject to the terms of this Section 4.1, to the extent necessary in connection with any proposed financings (including any public securities offering) by any of Buyer and its Affiliates. Buyer agrees that it will with reasonable expedition inform Seller prior to the Closing if Buyer has obtained knowledge that the covenants, representations or warranties of Seller hereunder have been breached. For purposes of the preceding sentence only, the knowledge of Buyer shall mean the actual knowledge of Tony Tan Choon Keat, Managing Director, or Tan Kai Seng, Finance Director, of Buyer or Dr. Lim Cheok Peng, Managing Director of Gleneagles Hospital.

          4.2  MATERIAL ADVERSE CHANGES.
               ------------------------

          Seller will promptly notify Buyer of any event of which Seller obtains knowledge which has had or might reasonably be expected to have a Material Adverse Effect or which, if known as of the date hereof, would have been required to be disclosed to Buyer, or which constitutes a breach of any representation, warranty, obligation, covenant or undertaking by Seller under this Agreement. For purposes of the preceding sentence only, the knowledge of Seller shall mean the actual knowledge of Jeffrey C. Barbakow, Chief Executive Officer, Maris Andersons, Senior Vice President and Treasurer, or T.P. McMullen, Vice President of Seller.

          4.3  CONDUCT OF BUSINESS.
               -------------------

          Except as set forth in Section 4.3 of the Disclosure Schedule or otherwise expressly permitted by the terms of this Agreement, from the date hereof to the Closing, Seller shall cause the Company, and the representatives of the Company on the Board of Directors of AME, subject to their fiduciary and other duties to AME, shall use their reasonable best efforts to cause the Business to be conducted in the ordinary course of business consistent with past practice (including with respect to advertising, promotions, capital expenditures and inventory levels) and shall make all reasonable best efforts consistent with past practices to preserve the Business's structure and organization and its relationships with its customers, doctors, employees, suppliers and others with whom the Company, AME and its Subsidiaries deal. Seller shall not, and agrees that the Company will not (with respect to the Company), and the Company and the representatives of the Company on the Board of Directors of AME, subject to their fiduciary and other duties to AME, shall not consent to (with respect to AME) take any action that would, or that could reasonably be expected to, cause Seller to be in breach of any representations, warranties, covenants or agreements contained in this Agreement or otherwise result in any of the conditions to Closing not being satisfied.

          In addition, between the date of this Agreement and the Closing Date, except as set forth in Section 4.3 of the Disclosure Schedule or as specifically contemplated by this Agreement, Seller covenants and agrees that the Company will not (with respect to the Company) take, and the Company and the representatives of the Company on the Board of Directors of AME, subject to their fiduciary and other legal duties to AME, will not consent to (with respect to AME and its Subsidiaries) the taking of, any of the following actions without the prior consent in writing of Buyer:

          (a) change or amend its memorandum and articles of association or bylaws;

          (b) with respect to the Company only, declare, issue, make, pay or set aside any dividend or other distribution of assets, whether consisting of money or property, to its shareholders, or split, combine or reclassify any shares of its Equity Securities;

          (c) sell, transfer, mortgage, encumber or otherwise dispose of any assets, except (i) for property not material in amount, (ii) in the ordinary course of business consistent with past practice or (iii) as contemplated by this Agreement;

          (d) redeem or otherwise acquire any shares of its Equity Securities or issue any Equity Securities or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of Equity Securities, except, with respect to AME, pursuant to options, warrants, rights or other securities outstanding on the date of this Agreement;

          (e) adopt or amend in any respect any Benefit Plan or collective bargaining agreement, except as required by applicable Law and except as may be required under existing agreements;

          (f) grant to any executive officer or employee any increase in compensation or benefits, including grants of any options, except, in the case of non-management employees of AME or any of its Subsidiaries, in the ordinary course of business consistent with past practice, or as may be required under applicable Law or existing agreements and except for any increases for which Seller shall be solely obligated;

          (g) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee or issue any letters of comfort or letters of moral intent or enter into any keepwell agreement or similar arrangement relating to, any such liabilities, obligations or indebtedness, other than in the ordinary course of business consistent with past practice; provided, however, in no event shall the Company incur, assume or guarantee any long-term indebtedness for borrowed money;

          (h) permit, allow or suffer any of its assets to become subjected to any mortgage, lien, security interest, encumbrance, easement, covenant, right-of-way or other similar restriction of any nature whatsoever, except items in the ordinary course of business consistent with past practice;

          (i) forgive any indebtedness or waive any claims or rights of value other than in the ordinary course of business consistent with past practice and in amounts that are not material in the aggregate;

          (j) pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Seller or any of its Affiliates (other than the Company or AME), except cash management activities in the ordinary course of business consistent with past practice;

          (k) make any change in any method of accounting or accounting practice or policy other than those required by GAAP;

          (l)  change any tax accounting method, principle or practice;

          (m) acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory in the ordinary course of business consistent with past practice) which are material, individually or in the aggregate, to the Business; or

          (n) terminate or materially change any of the insurance policies (other than insurance policies of Seller) as they existed on the date of this Agreement;

          (o) enter into any new service or employment agreement, or any renewals thereof, with any employee except for agreements for which Seller will be solely obligated and which will not result in any obligation or liability of any kind whatsoever to the Company or AME;

          (p) allow or cause to lapse any right under any material Contract or Intellectual Property or cause to expire any Approvals or Permits relating to the Business;

          (q) enter into any transaction other than on arm's length terms in the ordinary course of business consistent with past practice, between any of the Company or AME, on the one hand, and any director, officer, stockholder or Affiliate thereof, on the other hand;

          (r) otherwise enter into a transaction or a series of connected transactions which would have, or is reasonably expected to have, in the case of the Company, a value in excess of $100,000 or, in the case of the Company, AME or any of its Subsidiaries, a Material Adverse Effect;

          (s) pay Overhead Expense in the aggregate exceeding the amounts set forth in Section 2.21 of the Disclosure Schedule for the Business for the fiscal years ending May 31, 1995 and 1996, as prorated through the date of the Closing; or

          (t) agree, whether in writing or otherwise, to do any of the foregoing.

          4.4  PERMITS AND APPROVALS.
               ---------------------

          Seller and Buyer each agrees to, and to cause its Subsidiaries and Affiliates to, cooperate and use its reasonable best efforts to obtain or transfer, and will promptly prepare all registrations, filings and applications, requests and notices preliminary to, all Approvals and Permits that may be necessary to consummate the transactions contemplated by this Agreement including, without limitation, confirmation issued by or on behalf of the Treasurer of the Commonwealth of Australia that the Government of Australia does not object to the purchase of the Stock by Buyer by virtue of the Foreign Acquisitions and Takeovers Act 1975; provided, however, that with respect to any approval of a meeting of the disinterested shareholders of AME of the purchase of the Stock under section 623 of the Australian Corporations Law, Seller's obligation shall be limited to using its best efforts to procure that the Board of Directors of AME (i) commissions an expert to provide a report to shareholders in accordance with Australian Securities Commission Policy Statement 74 in relation to the acquisition by Buyer of the Stock and (ii) convenes a general meeting to consider the approval under Section 623 of the Australian Corporations Law of the acquisition by Buyer of the Stock. Without limiting the generality of the foregoing, Seller and Buyer shall consult with each other in advance regarding how to obtain or transfer, and shall cooperate in obtaining or transferring, the Approvals and Permits referred to in Sections 2.8, 3.3 and 6.2 of the Disclosure Schedule. Seller and Buyer shall permit each other to review and comment upon all such registrations, filings, applications, requests and notices prior to submitting any of the foregoing.

          4.5  CONFIDENTIALITY.
               ---------------

          In the event that the Closing occurs, Seller shall, and shall cause its subsidiaries, Affiliates, directors, officers and representatives to, keep confidential all information, documents and other materials relating to the Business (whether or not any such information remains in their possession), except to the extent that disclosure is required by applicable Law or stock exchange rules. From and after the Closing, the Letter Agreement (solely as it relates to the Business) shall terminate and shall thereafter be null and void, and no party shall have any liability or obligation thereunder. Unless and until the Closing occurs, the terms of the Letter Agreement shall apply to the transaction contemplated by, and all discussions and negotiations in connection with, this Agreement.

          4.6  INSURANCE PROCEEDS.
               ------------------

          If prior to the Closing Date the Business shall suffer any loss that is covered by insurance carried by any Seller or any of its Affiliates (other than the Company or AME or any of its Subsidiaries), Seller shall, or shall cause such Affiliate to, make a claim under its insurance policy for recovery in respect of such loss and to pursue such claim actively. If Seller or such Affiliate, as the case may be, receives insurance proceeds in respect of such loss, Seller shall, or cause such Affiliate to, remit promptly such proceeds to the Company or AME or any of its Subsidiaries, as the case may be.

          4.7  AMOUNTS DUE TO SELLER.
               ---------------------

          The Company and AME shall repay to Seller and its Affiliates at the Closing the liability as set forth in Section 4.7 of the Disclosure Schedule.

          4.8  PROPRIETARY INFORMATION.
               -----------------------

          Prior to the Closing, Seller shall request the recovery, or shall request the destruction (and request written notice of such destruction), of all Proprietary Information (as defined in the Letter Agreement) made available to or otherwise in possession of any potential acquirors or bidders relating to the Proposed Acquisition (as defined in the Letter Agreement but only as it relates to the Business).


                                   ARTICLE V
                ADDITIONAL CONTINUING COVENANTS AND INDEMNITIES

          5.1  COOPERATION IN AUDITS.
               ---------------------

          Subject to execution of customary confidentiality agreement, Buyer will cause the Company and AME to cooperate in all reasonable respects during normal business hours and in such manner as will not unreasonably interfere with the conduct of their respective businesses, in an audit, at Seller's cost, by Seller's independent accountants of the financial statements of the Company and AME through periods ending on or prior to the fiscal year of Seller first ending on or after the Closing Date (and, if desired, as of the Closing Date). Without limiting the foregoing, such cooperation shall include providing access to records and personnel, cooperating in verification of accounts receivable and such access to the premises of the Company and AME, in each case as is reasonable and customary in an audit.

          5.2  TAX MATTERS.
               -----------

          (a) Seller agrees to indemnify, defend and hold harmless Buyer and the Company and AME against (i) any Tax payable by or on behalf of Seller or any of its Affiliates or the Company or AME for the Pre-Closing Tax Period, except to the extent adequate provision for such Tax has been made in the financial statements referred to in Section 2.3 hereof; (ii) any deficiencies in any Tax payable by or on behalf of Seller or any of its Affiliates or the Company or AME arising from any audit by a Governmental Entity with respect to the Pre-Closing Tax Period, except to the extent adequate provision for such Tax has been made in the financial statements referred to in Section 2.3 hereof; (iii) Taxes of any member of a consolidated, combined or unitary tax group of which Seller or any of its Affiliates or the Company is or was at any time, part, of which the Company or AME is jointly or severally liable as a result of its inclusion in such group at any time on or prior to the Closing Date, except to the extent adequate provision for such Taxes has been made in the financial statements referred to in Section 2.3 hereof; and (iv) any Tax liability of the Company arising from, relating to or otherwise in respect of any breach of the representations and warranties contained in Section 2.4 of this Agreement which, notwithstanding Section 7.4, will survive the Closing for purposes of this Section 5.2 only.

          (b) Buyer agrees to indemnify, defend and hold harmless Seller and its Affiliates against (i) any Tax payable by or on behalf of Buyer or any of its Affiliates or the Company for any taxable period other than the Pre-Closing Tax Period; (ii) any deficiencies in any Tax payable by or on behalf of Buyer or any of its Affiliates or the Company arising from any audit by a Governmental Entity with respect to any taxable period other than the Pre-Closing Tax Period; (iii) Taxes of any member of a consolidated, combined or unitary tax group of which Buyer or any of its Affiliates or the Company is or was at any time, part, of which the Company is jointly or severally liable as a result of its inclusion in such group at any time after the Closing Date; and (iv) if the Closing Date occurs after June 29, 1995, Seller's Transition Tax Exposure Amount. Any refund of Tax received after Closing by Buyer, any of its Affiliates, the Company or any Subsidiary which is attributable to the Pre-Closing Tax Period shall immediately be remitted to Seller. Buyer may retain any refund which is attributable to carryback losses, credits and other tax items arising in a period other than the Pre-Closing Tax Period and carried back to the Pre-Closing Tax Period.

          (c) Seller and Buyer will each provide the other, and subsequent to the Closing Buyer will cause the Company and AME to provide Seller (at Seller's sole cost and expense), with such assistance as may reasonably be requested in connection with the preparation of any matter relating to Tax, including any Tax Return, any audit or other examination by a Governmental Entity, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination for a period not to exceed ten years after the Closing Date. Prior to disposing of any records or information, the party retaining such records or information shall notify the other party and provide it with the opportunity to obtain or duplicate (at its own expense) such records or information for its own purposes. The party requesting assistance shall reimburse the other party for reasonable out-of-pocket expenses (other than salaries or wages of any employees of the parties) incurred in providing such assistance. In the event AME is the party from which assistance under this Section 5.2(c) is requested or is the party in possession of records or information subject to this Section 5.2(c), Buyer shall use its reasonable efforts to, and shall cause the Company to use its reasonable efforts to cause, AME to comply with the provisions hereof. Any information obtained pursuant to this Section 5.2(c) or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Tax shall be subject to Section 4.5.

          (d) Subject to the provisions of the foregoing clause (c), Seller shall (i) have the responsibility for, and the right to control, at Seller's expense, the audit (and disposition thereof) of any Tax Return relating to periods ended on or prior to the Closing Date; and (ii) have the right to participate in and approve the disposition of the audit of any Tax Return relating to the periods ended after the Closing Date if, as a result of such audit or disposition, Buyer makes or intends to make a claim for indemnification under Section 5.2(a). Buyer shall have the right, directly or through its designated representatives, to participate in and review in advance and comment upon all submissions made in the course of audits or appeals thereof to a Governmental Entity relating to periods ending (or treated by this Agreement as ending) on or prior to the Closing Date and to approve the disposition of any audit adjustment or filing of any amended Tax Returns with respect to such periods if such disposition will result in an increase in the Tax liability of Buyer or the Company for any period beginning after (or treated by the Agreement as beginning after) February 28, 1995. Seller and Buyer shall each promptly notify the other party of any audit of any Tax Return which may result in claims for indemnification under this Agreement.

          (e)  In the event that Buyer makes an election under section 338(a) or section 338(g) of the Code in connection with its purchase of the Company or AME:

               (i) Section 5.2(f) hereof and clause (iv) of Section 5.2(b) hereof shall not apply with respect to the Company or AME, as the case may be; and

              (ii) Buyer shall indemnify and hold harmless Seller and its Affiliates against the difference between (A) all U.S. Federal, state and local income tax liability incurred by Seller and its Affiliates as a result of such election and (B) all U.S. Federal, state and local income tax liability determined without regard to such election. For this purpose, U.S. Federal, state and local income tax liability shall be calculated by taking into account any foreign tax credits available to Seller and its Affiliates and by taking into account the effect of an increase in an overall foreign loss or increase in separate limitation loss (each as defined in section 904(f) of the Code) or the ability of Seller and its Affiliates to utilize foreign tax credits for U.S. Federal income tax purposes.

          (f) Buyer and each of its Affiliates shall, with respect to the occurrence of any of the following events with respect to the Company or AME on or before May 31, 1996, (i) notify Seller of the occurrence of any such event and (ii) cause the Company and AME to furnish to Seller any records or information reasonably requested by Seller for the purpose of determining the Seller's Transition Tax Exposure Amount, including any records or information relating to the occurrence of any such event:

               (i) any investment in "United States property" (as that term is defined in Section 956 of the Code);

              (ii) the acquisition of any "passive asset" (as that term is defined in Section 956A(c)(2) of the Code);

             (iii) the issuance of any Equity Security; any alteration in corporate, capital or legal structure; any merger, reorganization or consolidation; any liquidation, winding-up or dissolution; and any amendment or change in charter documents, by-laws or other governing documents;

              (iv) the declaration, issuance or payment of any dividend or other distribution of assets; or any split, combination or reclassification of any Equity Securities;

               (v) any sale, assignment, pledge or other encumbrance or disposition of any Equity Security of any Subsidiary (and any entity becoming a subsidiary of the Company or AME during the Transition Period);

              (vi) the receipt of any income that is foreign personal holding company income (as that term is defined in section 954(c) of the Code); and

             (vii) the conduct of any business other than the business conducted by the Company or AME on the Closing Date.

     In making a claim for indemnification under clause (iv) of Section 5.2(b) hereof, Seller shall furnish to Buyer in writing a description of the manner in which Seller determined the Seller's Transition Tax Exposure Amount, including a worksheet illustrating the computation of such amount.

          (g) Buyer covenants that it will cause the purchasers of any interest in the Company, which acquisition occurs on or before May 31, 1996, to comply with the provisions of this Section 5.2 as if such purchasers were the Buyer.

          (h) Buyer shall cooperate, will cause its Affiliates and the Company to cooperate and shall use its reasonable efforts to cause AME to cooperate, with Seller and its Affiliates in connection with the filing of any amended Tax Returns requested by Seller or any of its Affiliates that related to taxable periods ending on or prior to Closing.

          (i) Disputes arising under this Section 5.2 that are not resolved by mutual agreement shall, unless otherwise provided for, be resolved by an internationally recognized accounting or law firm (the "Tax Referee") chosen and mutually acceptable to Buyer and Seller within a reasonable amount of time from the date on which the dispute arises. The Tax Referee shall resolve any disputed items within a reasonable amount of time taking into consideration all relevant facts and circumstances. The costs, fees and expenses of the Tax Referee shall be borne equally by Buyer and Seller.

          (j) Payments made pursuant to this Section 5.2 shall be made no later than fifteen (15) business days following the later of (i) fifteen (15) business days prior to the date on which the relevant Tax is due; or (ii) fifteen (15) business days after the indemnified party gives written notice to the indemnifying party that such Tax is due. Any payment not made within such time period shall bear interest at the rate in effect from time to time on underpayments of U.S. Federal income tax calculated in accordance with sections 6621 and 6622 of the Code.

          5.3  ACCESS.
               ------

               (a) Subject to the execution of customary confidentiality agreements, Buyer will cause the Company and AME and its Subsidiaries, for a period of five years after the Closing, to afford promptly to Seller and its agents reasonable access to the properties, books, records, employees and auditors of the Company and AME and its Subsidiaries relating to periods prior to the Closing Date to the extent necessary or desirable to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided, however, that Seller recognizes that certain
           --------  -------
     records and other information of Buyer may contain information relating to the Company or AME or its Subsidiaries as well as information relating to other activities of Buyer not connected with any of the Company or AME or its Subsidiaries in which event Buyer shall provide access only to the relevant portions thereof.

               (b) Subject to the execution of customary confidentiality agreements, Seller will for a period of five years after the Closing, to afford promptly to Buyer, its Affiliates, and their respective agents, counsel, financial advisors and auditors reasonable access to the properties, books and records, employees and auditors of Seller and its Subsidiaries relating to periods prior to the Closing Date to the extent necessary or desirable with respect to the Business; provided, however,
                                                          --------  -------
     that Buyer recognizes that certain records and other information of Seller may contain information relating to the Company and AME and its Subsidiaries as well as information relating to other activities of Seller not connected with the Company or AME or its Subsidiaries, in which event Seller shall provide access only to the relevant portions thereof.

          5.4  USE OF AND RIGHT TO NAMES.
               -------------------------

          Commencing with the 90th day following the Closing Date, none of Buyer or the Company or any Affiliates of Buyer or the Company (other than AME and its Subsidiaries) shall use the names or trademarks "National Medical Enterprises, Inc.," "NME," "N.M.E.," "Tenet Healthcare Corporation," "Tenet" or any derivative thereof.

          5.5  EMPLOYMENT MATTERS.
               ------------------

          In no event will Buyer, the Company or AME assume, or have any liability or obligation under, any Benefit Plan or any other employment, compensation, severance or benefit plan, agreement or arrangement of Seller and its subsidiaries, other than those of the Company and AME, with or for the benefit of any officer or employee of the Company or AME.

          5.6  RECORDS.
               -------

          (a) Promptly following the Closing Date, Seller will deliver or cause to be delivered to Buyer all original agreements, documents, accounts, ledgers, books, records and files, including records and files stored on computer disks or tapes or any other storage media (collectively, "Records"), in the possession of Seller relating to the Business, and the business and operations of the Company, in each of the foregoing instances, not then in the possession of the Company or AME or its Subsidiaries, subject to the following exceptions:

               (i) Seller may retain all Records prepared in connection with the sale of the Stock, including bids received from other parties and analyses relating to the Company and AME and its Subsidiaries; and

              (ii) Seller may retain any Tax returns, reports or forms, and Buyer shall be provided with copies of such returns, reports or forms to the extent that they relate to the separate returns or separate tax liability of the Company or AME or its Subsidiaries.

          (b) Except as otherwise provided in this Agreement, for a period of seven (7) years following the Closing Date, Buyer agrees that it will not destroy any Records in the possession of Buyer relating to the business and operations of the Company and AME and its Subsidiaries, relating to the period prior to the Closing Date with respect to the Company or AME or its Subsidiaries without first offering such Records to Seller.

          5.7  AGREEMENT NOT TO COMPETE.
               ------------------------

          (a)  Interpretation.  This Section shall apply after the Closing and
               --------------
     this Section and Section 5.8 of the Disclosure Schedule shall have effect as if they consisted of separate provisions, each being severable from the other and each separate provision consisting of a covenant set forth in
     Section 5.8(b) hereof combined with a separate period listed in Section 5.8(c) hereof and an area listed in Section 5.8(d) hereof. If any of these separate provisions is invalid or otherwise unenforceable for any reason, the invalidity or unenforceability shall not affect the validity or enforceability of any of the other separate provisions.

          (b)  Undertaking Not to Compete.  In consideration of Buyer agreeing,
               --------------------------
     at its request, to purchase the Stock, Seller in consideration of the premises covenant with Buyer that, within any of the periods and in any of the areas specified in Section 5.8(d) hereof, none of:

               (i)  Seller, whether:

                    (A)  directly or indirectly;

                    (B)  on its own account;

                    (C) jointly with or on behalf of any other person or corporation as an officer, employee, independent contractor, partner, joint venturer or agent; or

                    (D) as principal, employee, partner, agent, director or otherwise on any account or pretense; or

              (ii) any agent, independent contractor or employee employed or engaged by Seller or by any firm or corporation in which it has a substantial interest whether that interest is legally enforceable or not; or

             (iii) any firm or corporation in which Seller may be interested a shareholder, beneficial owner or controller (whether or not that control can be legally enforced) of shares, or advisor of otherwise, shall do any of the following:

              (iv) canvass or solicit orders for the supply of any goods or services of the general description of any of those supplied by the Company or AME or any of its Subsidiaries within one year before the Closing Date from any person, firm or company who or which has at any time within that period before the Closing Date transacted business with the Company or AME or any of its Subsidiaries; or

               (v)    carry on or be engaged or concerned in:

                      (A) the Business or any business competitive with the Business;

                      (B) any business in which the Company or AME or any of its Subsidiaries has been engaged in within a year before the Closing Date; or

                      (C) any business providing goods or services substitutable for those of the Company or AME or any of its Subsidiaries.

          (c)  Period of Non-Competition.  Within any of the following periods:
               -------------------------

               (i)    For a period of one year after the Closing Date.

              (ii)    For a period of two years after the Closing Date.

             (iii)    For a period of three years after the Closing Date.

          (d)  Area of Non-Competition.  In any of the following areas:
               -----------------------

               (i) Within a radius of 50 kilometers from the General Post Office in each of the following:

                      (A)  Sydney.
                      (B)  Melbourne.
                      (C)  Brisbane.

                      (D)  Adelaide.
                      (E)  Perth.
                      (F)  Hobart.
                      (G)  Canberra.
                      (H)  Darwin.

                (ii)  (A)  New South Wales.
                      (B)  Victoria.
                      (C)  Queensland.
                      (D)  South Australia.
                      (E)  Western Australia.
                      (F)  Tasmania.
                      (G)  Australian Capital Territory.
                      (H)  Northern Territory.

          (e)  Exception.  Section 5.8(b) hereof shall not restrict the holding
               ---------
     of less than ten percent (10%) of the issued capital of any company whose shares are listed on the Australian Stock Exchange Limited.

          5.8  THIRD PARTY OFFERS.
               ------------------

          If, between June 20, 1995 and the date the meeting of the shareholders of AME contemplated by Section 6.1 (the "Meeting") is held (the "Relevant Period"), an offer to acquire all or any of the Stock or issued shares of AME is made (other than an offer by Buyer or any of its Affiliates):

          (a) under a takeover scheme (as defined in Chapter 6 of the Australian Corporations Law); or

          (b) under a takeover announcement (as defined in Chapter 6 of the Australian Corporations Law); or

          (c) under an agreement with Seller, the Company or AME, as the case may be, which requires approval by resolution of the shareholders of AME in a general meeting; or

          (d) at an official meeting of the Australian Stock Exchange Limited in the ordinary course of trading on the market; or

          (e) as described in any of the paragraphs (a) to (d) above subsequent to the Meeting but which is made during the period while any offer previously made during the Relevant Period is open or during the period while any such subsequent offer made during such period is open (for the purposes of this Section 5.8(e), Relevant Period shall be interpreted to include any such subsequent period or periods), and Seller, the Company or AME accepts such offer for all or any of the Stock or the AME Stock, as the case may be; then Seller shall thereafter pay to Buyer by wire transfer of immediately available funds within two business days of the date of the receipt of the consideration of such sale (the "Sale Date") an amount in cash (the "Cash Amount") equal to one-half of the "Spread" (as hereinafter defined) times the number of shares of the Stock or the AME Stock, as the case may be, that have been so sold by Seller or the Company. As used herein "Spread" shall mean the excess, if any, of (i) the U.S. Dollar equivalent of the per share consideration paid by such Person or Persons to acquire the Stock or the AME Stock, as the case may be, from Seller or the Company (the "Per Share Price") over (ii) in the case of the sale of all or part of the Stock, U.S. $0.8016, or in the case of the sale of all or part of the AME Stock, U.S.$0.6238 per share. For purposes of this Section 5.8, U.S. Dollar equivalents shall be calculated on the basis of the average of the Australian Dollar/U.S. Dollar exchange rates published in the "Currency Rates in New York" section of The Asian Wall Street Journal for the ten business day period ending on the second business day prior to the Sale Date. If the consideration paid to Seller or the Company, as the case may be, includes any property other than cash, the Per Share Price shall be the sum of (i) the fixed cash amount, if any, included in the Per Share Price and (ii) the Fair Market Value of such other property. If such other property consists of securities with an existing public trading market, the Fair Market Value of such securities shall be deemed to be the average of the closing prices (or the average of the closing bid and asked prices) for such securities in their principal public trading market for the five trading days ending on the Sale Date. If such other property consists of something other than cash or securities with an existing public trading market, the Per Share Price shall be deemed to equal the closing price of the shares of AME on the Australian Stock Exchange on the Sale Date. If the consideration paid to Seller or the Company, as the case may be, includes any property other than cash, the Cash Amount shall be paid in combination of cash and such non-cash consideration in the same proportion as the aggregate amount of cash and such non-cash consideration paid to Seller and the Company; provided that, if any such non-cash consideration to be received by Buyer as a part of the Cash Amount would restrict the ability of Buyer to own such non-cash consideration, Buyer may request Seller to sell at Buyer's expense and risk such non-cash consideration in a reasonable manner as Seller and Buyer may agree on and transmit the proceeds thereof, net of cost to Seller of such sale.


                                  ARTICLE VI
                             CONDITIONS OF PURCHASE

          6.1  CONDITIONS PRECEDENT TO BINDING EFFECT.
               --------------------------------------

          (a) Except for the provisions of this Section 6.1, Articles IV and VIII and Section 5.8, the provisions of this Agreement will not be binding unless and until:

               (i) the Treasurer of the Commonwealth of Australia shall have issued written notice to the effect that, subject to the conditions, if any, specified therein, the Government of the Commonwealth of Australia does not object to any of the transactions contemplated by this Agreement, or such official ceases under s.25(2) of the Foreign Acquisitions and Takeovers Act 1975 to be empowered to make an order relating to any of the transactions contemplated by this Agreement; and

               (ii) a resolution approving the Buyer's purchase of the Stock has been agreed to at a meeting of the members of AME held in compliance with s.623 of the Corporations Law of the Commonwealth of Australia, as modified by the Australian Securities Commission, and the terms of Policy Statement 74 of the Australian Securities Commission within sixty (60) days of the date of this Agreement.

          (b) Subject to Section 6.1(d), the parties shall each co-operate with the other and do all things reasonably necessary to procure that this Agreement does become binding under this Section 6.1.

          (c)  Without limiting the generality of Section 6.1(b):

               (i) each party shall, and the Seller shall cause the Company to, take all necessary steps and supply all necessary information for the purpose of enabling this Agreement to become binding under this
          Section 6.1 (it being acknowledged that Buyer will make the necessary notification to the Treasurer of the Commonwealth of Australia under the Foreign Acquisitions and Takeovers Act 1975 in relation to Buyer's purchase of the Stock);

               (ii) the Buyer may not withdraw or procure the withdrawal of any application made or information supplied under paragraph (i) of this Section 6.1(c);

               (iii) no party may take any action that would or would be likely to prevent or hinder completion of this Agreement if this Agreement becomes binding; and

               (iv) each party shall supply to the other details of steps taken and copies of all applications made and all information supplied for the purpose of enabling this Agreement to become binding under this Section 6.1.

          (d) Notwithstanding any other provision of this Agreement, the parties agree that prior to satisfaction of the condition precedent contained in Section 6.1(a)(ii) Seller is free to sell, transfer or otherwise dispose of the Stock and the Company is free to sell, transfer or otherwise dispose of its shares in AME to any person and the Buyer shall have no voting power over or with respect to such shares.

          (e) Except for this Section 6.1, this Agreement shall be null and void and of no further effect if the Seller exercises its right under
     Section 6.1(d) or if this Agreement does not become binding under this
     Section 6.1; provided, however, that the obligations of the parties contained in Sections 2.19, 3.4, 5.8, 8.4 and 8.13 shall survive any such termination.


          6.2  GENERAL CONDITIONS.
               ------------------

          The obligations of the parties to effect the Closing shall be subject to the following conditions:

          (a)  No Orders; Legal Proceedings.  No Law or Order shall have been
               ----------------------------
     enacted, entered, issued, promulgated or enforced by any Governmental Entity and remain so the Closing Date, (i) that prohibits the transactions contemplated by this Agreement (ii) that imposes or would impose upon the ownership or operation of, or exercise of control over, the Company, AME and their respective assets, properties and businesses by Buyer and its Affiliates, burdens which are material and unreasonable to the Business, taken as a whole (provided that the condition in this clause (ii) shall be a condition only to Buyer's obligations hereunder), or (iii) that would subject either party to this Agreement to any material penalty or liability if any of the transactions contemplated under this Agreement were consummated. No Governmental Entity shall have notified any party to this Agreement that it intends to commence proceedings that, if successful, would result in the failure to satisfy a condition set forth above in this
     Section 6.2(a), unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

          (b)  Permits and Approvals.  To the extent required by applicable Law
               ---------------------
     and without the imposition of any conditions or provisions that are material and unreasonably burdensome on Buyer, Buyer's Affiliates, or the Business, all Permits and Approvals listed in Section 6.2 (I) of the Disclosure Schedule shall have been received or obtained.

          6.3  CONDITIONS TO OBLIGATIONS OF BUYER.
               ----------------------------------

          The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

          (a)  Representations and Warranties and Covenants of Seller.  The
               ------------------------------------------------------
     representations and warranties of Seller herein

     (as amended by matters consented to by Buyer pursuant to Section 4.3) contained shall be true and correct as of the date of the Disclosure Schedule and, except for the representations and warranties contained in
     Section 2.3(c), at the Closing Date with the same effect as though made as of such time; Seller in all material respects shall have performed all obligations and complied with all covenants and conditions required by this Agreement or Clause 4.4 of the Wrap-Around Agreement to be performed or complied with by it at or prior to the Closing Date, and Seller shall have delivered to Buyer a certificate of Seller, dated the Closing Date and signed by its chief executive officer, president, chief financial officer or treasurer, to such effect.

          (b)  No Material Adverse Change.  Since the date of the Disclosure
               --------------------------
     Schedule, whether or not in the ordinary course of business, there shall not have been, occurred or arisen:

               (i) any change in or event affecting the Business that has had or is reasonably expected to have a Material Adverse Effect, except for changes reflected in the financial statements referred to in
          Section 2.3 and changes affecting generally the Australian health care industry as a whole (it being understood that Buyer assumes the risks of changes of such type); or

               (ii) casualties, losses, damage or destruction of any property of the Company or AME or its Subsidiaries or that has involved a loss to the Company or AME or its Subsidiaries in excess of applicable insurance coverage, in each case that has had or is reasonably expected to have, in the aggregate, an impact in excess of $500,000 or a Material Adverse Effect.

          (c)  Consents.  Buyer shall have obtained without the imposition of
               --------
     any conditions or provisions that are material and unreasonably burdensome on Buyer, Buyer's Affiliates, or the Business all material Approvals and Permits from third Persons listed in Sections 2.8(II)(A) and 6.2(II) of the Disclosure Schedule.

          (d)  Resignation of Directors.  Each of the directors of the Company,
               ------------------------
     or any director of AME or any of its Subsidiaries designated by Seller or the Company, shall have submitted his resignation in writing to the Company. Such resignations of directors (in such capacity) shall be effective as of the Closing.

          (e)  Failure to Obtain Loan.  Buyer shall not have received the
               ----------------------
     amounts contemplated by the commitment letter, dated May 17, 1995, from Schroders Banking & Capital Markets as a result of the failure of Schroders Banking & Capital Markets to provide such funds solely as a result of, during the thirty (30) days preceding the date of the Closing, there having occurred or be continuing (i) any suspension of trading on the Singapore Stock Exchange or material governmental restrictions (not in force on the date hereof on trading in securities generally), or (ii) any banking moratorium declared by Singapore governmental authorities, or (iii) any material adverse change in the financial, banking or capital markets, or (iv) any outbreak or material escalation of hostilities affecting Singapore or other calamity, panic or crisis, the affect of which on the financial markets of Singapore in each case described in clauses (i), (ii),
     (iii) or (iv) above, is that lending institutions have generally ceased providing funding for transactions of the size contemplated by such commitment letter, provided that the occurrence of any such event shall operate to delay the Closing only until the tenth (10th) day following the date upon which lending institutions generally have resumed providing funding for transactions of the size contemplated by such commitment letter.

          (f)  Closing Regarding Core Business.  The closing of the acquisition
               -------------------------------
     by Buyer of the Core Business (as defined in the Asia Stock Purchase Agreement) pursuant to the Asia Stock Purchase Agreement shall have occurred.

          (g)  Facility Agreement.  The Lenders named in the Facility Agreement
               ------------------
     referred to in Section 2.5 (VI) (A) of the Disclosure Schedule shall have consented to the substitution of Buyer or an Affiliate of Buyer in place of Seller and irrevocably waived the requirement for compliance with Clauses 44.8(a)(ii) and 44.8(b) thereof.

          (h)  Undertaking to Maintain Shareholding.  The Lenders named in the
               ------------------------------------
     Undertaking to Maintain Shareholding referred to in Section 2.5(IV) (E) of the Disclosure Schedule shall have irrevocably waived the requirement for compliance with Clauses 1 and 2 thereof.

          (i)  Manpower and Technical Services Agreement.  The Manpower and
               -----------------------------------------
     Technical Services Agreement, dated as of March 4, 1992, among AME (then known as Markalinga Limited), the Company and Seller, as amended by the Manpower and Technical Services Variation Agreement, dated as of October 20, 1993, among AME, the Company and Seller (the "Manpower and Technical Services Agreement") shall have been terminated as of the Closing Date by written agreement of the parties thereto reasonably acceptable to Buyer. Buyer, the Company and AME shall have entered into a new manpower and technical services agreement at the Closing Date, reasonably acceptable to all parties thereto.

          6.4  CONDITIONS TO OBLIGATIONS OF SELLER.
               -----------------------------------

          The obligations of Seller to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Seller:

          (a)  Representations and Warranties and Covenants of Buyer.  The
               -----------------------------------------------------
     representations and warranties of Buyer herein contained shall be true and correct as of the date of the Disclosure Schedule and at the Closing Date with the same effect as though made as of such time; Buyer in all material respects shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Buyer shall have delivered to Seller certificates of Buyer, dated the Closing Date and signed by a director, its chief executive officer, chief financial officer or treasurer, to such effect.

          (b)  Consents.  Seller shall have obtained without the imposition of
               --------
     any conditions or provisions that are material and unreasonably burdensome on Seller or Seller's Affiliates (other than the Company and AME and its Subsidiaries) all material Approvals and Permits from third Persons listed in Section 2.8 (II)(A) of the Disclosure Schedule that are required to be obtained by Seller in connection with the transactions contemplated hereby.

          (c)  Manpower and Technical Services Agreement.  The Manpower and
               -----------------------------------------
     Technical Services Agreement shall have been terminated as of the Closing Date by written agreement of the parties thereto reasonably acceptable to Seller.


                                  ARTICLE VII
                          TERMINATION OF OBLIGATIONS;
                           INDEMNIFICATION; SURVIVAL

          7.1  TERMINATION OF AGREEMENT.
               ------------------------

          Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated at any time before the Closing as follows and in no other manner:

          (a)  By mutual consent in writing of Buyer and Seller;

          (b) By Buyer by written notice to Seller if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Section 6.1, 6.2 or 6.3;

          (c) By Seller by written notice to Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of Seller to consummate the transactions contemplated by this Agreement as set forth in Section 6.1, 6.2 or 6.4; or

          (d) by Seller or Buyer, if the Closing does not occur on or prior to September 15, 1995.

provided, however, that the party seeking termination pursuant to clause (b),
--------  -------
(c), or (d) is not in wilful breach of any of its covenants or agreements contained in this Agreement.

          7.2  EFFECT OF TERMINATION.
               ---------------------

          If this Agreement shall be terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that in any event the obligations of the parties contained in Sections 2.19, 3.4, 5.8, 7.1, 7.2, 8.4 and 8.13 shall survive any such termination.

          Nothing in this Section 7.2 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement; provided, however, that if a party exercises its right to terminate this Agreement, such party will be deemed to have waived any claims of breach of representations or warranties by the other party.

          7.3  INDEMNIFICATION.
               ---------------

          (a)  Indemnification by Seller.  Seller shall indemnify Buyer, its
               -------------------------
     Affiliates (including the Company and AME and its Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and representatives against, and hold them harmless from, losses, liabilities, claims, damages or expenses (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party (other than any relating to Taxes, for which indemnification provisions are set forth in Section 5.2(a)) arising from, relating to or otherwise in respect of (i) any breach of any representation or warranty of Seller which survives the Closing contained in this Agreement or in any certificate delivered pursuant thereto and (ii) any breach of any covenant or agreement of Seller contained in this Agreement or in Clause 4.4 of the Wrap-Around Agreement;

     provided, however, that Seller shall not have any liability under clause
     --------  -------
     (i) above unless the aggregate of all losses, liabilities, costs and expenses relating thereto for which Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to U.S.$100,000, and then only to the extent of any such excess; and provided further, however,
                                                     -------- -------  -------
     that Seller's liability shall in no event exceed U.S.$30,000,000. Notwithstanding the foregoing, Buyer shall not seek indemnification if such individual claim or a series of claims under clause (i) above which arises out of any single breach or a series of breaches or a representation and warranty of Seller, in each case based on a single event or condition or series of related events or conditions having a relevant common basis in fact if such individual claim is, or such series of claims add up to, less than U.S.$25,000.

          Buyer acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims for breaches of representations and warranties of Seller pursuant to this Agreement shall be pursuant to the indemnification provisions set forth in this Section 7.3.

          Nothing in this Agreement shall be construed to prohibit or restrict Buyer from pursuing all remedies available to it at law or in equity in connection with Seller's breach of any provision of this Agreement or Clause 4.4 of the Wrap-Around Agreement, other than for breaches of representations and warranties of Seller pursuant to this Agreement, or from seeking equitable relief in respect of any breach of any covenant or agreement of Seller contained in this Agreement.

          (b)  Indemnification by Buyer.  Buyer shall indemnify Seller, its
               ------------------------
     Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and hold them harmless from, all losses, liabilities, claims, damages and expenses (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party (other than any relating to Taxes, for which indemnification provisions are set forth in Section 5.2(b)) arising from, relating to or otherwise in respect of (i) any breach of any representation or warranty of Buyer which survives the Closing contained in this Agreement or in any certificate delivered pursuant hereto or thereto, and (ii) any breach of any covenant or agreement of Buyer contained in this Agreement, provided, however, Buyer shall not have any liability under clauses (i)
     --------  -------
     above unless the aggregate of all losses, liabilities, costs and expenses relating thereto for which the Buyer would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to U.S.$100,000, and then only to the extent of such excess; and provided further that the Buyer's
                                            -------- -------
     liability shall in no event exceed U.S.$5,000,000. Notwithstanding the foregoing, Seller shall not seek indemnification for any individual claim or a series of claims under clause (i) above which arises out of any single breach or a series of breaches or a representation and warranty of Buyer, in each case based on a single event or condition or series of related events or conditions having a relevant common basis in fact if such individual claim is, or such series of claims add up to, less than U.S.$25,000.

          Seller acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims for breaches of representations and warranties of Buyer pursuant to this Agreement shall be pursuant to the indemnification provisions set forth in this Section 7.3.

          Nothing in this Agreement shall be construed to prohibit or restrict Seller from pursuing all remedies available to it at law or in equity in connection with

     Buyer's breach of any provision of this Agreement, other than for breaches of representations and warranties of Seller pursuant to this Agreement, or from seeking equitable relief in respect of any breach of any covenant or agreement of Buyer contained in this Agreement.

          (c)  Losses Net of Insurance, etc.  The amount of any loss, liability,
               -----------------------------
     claim, damage, expense or Tax for which indemnification is provided under this Section 7.3 shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies with respect to such loss, liability, claim, damage, expense or Tax (collectively, a "Loss") and shall be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. Any indemnification payment hereunder shall initially be made without regard to this paragraph and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the indemnified party has actually realized such cost or benefit. For purposes of this Agreement, an indemnified party shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such indemnified party is increased above or reduced below, as the case may be, the amount of Taxes that such indemnified party would be required to pay but for the receipt of the indemnity payment or the incurrence or payment of such Loss, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the indemnified party's liability for Taxes and payments between Seller and Buyer to reflect such adjustment shall be made if necessary. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Adjusted Purchase Price for United States federal income tax purposes.

          (d)  Termination of Indemnification.  The obligations to indemnify and
               ------------------------------
     hold harmless a party hereto (i) pursuant to Section 5.2, shall terminate at the time the applicable statutes of limitations with respect to the Tax liabilities in question expire (giving effect to any extension thereof), (ii) pursuant to Sections 7.3(a)(i) and 7.3(b)(i), shall terminate when the applicable representation or warranty terminates pursuant to Section 7.4 and (iii) pursuant to Section 7.3(a)(ii) and the other clauses of Section 7.3(b), shall not terminate; provided, however, that as to clauses (i) and (ii)
                          --------  -------
     above such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party; provided further, however, that in the case of a claim being made by
            -------- -------  -------
     reason of a Third Party Claim (as defined in Section 7.3(e) hereof), if the third party claimant has not asserted its claim in writing, the requirements of this clause shall nonetheless be deemed to be satisfied with respect thereto so long as the third party claimant has overtly threatened or otherwise indicated an intention to bring or pursue a claim, albeit orally, and the indemnified party, before the expiration of the applicable period, so notifies the indemnifying party by delivering a notice of such asserted claim (stating in reasonable detail the basis for such claim to the extent known to the indemnified party) to the indemnifying party and such third party claimant subsequently assets its claim in writing and a copy of the written notice from the third party claimant is furnished to the indemnifying party in no more than ten (10) business days after its receipt by the indemnified party.

          (e)  Procedures Relating to Indemnification.  In order for a party
               --------------------------------------
     (the "indemnified party") to be entitled to any indemnification provided for under this Section 7.3 in respect of, arising out of or involving a claim or demand made by any person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim promptly, but in no event more than ten (10) business days after receipt by such indemnified party of written notice of the Third Party Claim; provided,
                                                                   --------
     however, that failure to give such notification shall not affect the
     -------
     indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses of the indemnified party incurred during the period in which the indemnified party failed to give such notice). Upon delivering the initial notification and thereafter, promptly upon the indemnifying party's receipt thereof, the indemnified party shall deliver to the indemnifying party copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

          If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below);

     provided that such counsel is not reasonably objected to by the indemnified
     --------
     party. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. Notwithstanding the indemnifying party's election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel) (not reasonably objected to by the indemnifying party), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel (not reasonably objected to by the indemnifying party) if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iii) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the indemnified party following the failure of the indemnifying party to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above).

          If the indemnifying party so elects to assume the defense of any Third Party Claim, all of the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnifying party completely in connection with such Third Party Claim and which would not otherwise materially adversely affect the indemnified party.

               The indemnification required by Sections 7.3(a) and 7.3(b) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred. All claims under Sections 7.3(a) or 7.3(b) other than Third Party Claims shall be governed by Section 7.3(f).

          (f)  Other Claims.  In the event any indemnified party should have a
               ------------
     claim against any indemnifying party under Section 7.3(a) or 7.3(b) that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Sections 7.3(a) or 7.3(b), except to the extent that the indemnifying party has been actually prejudiced by such failure. If the indemnifying party does not notify the indemnified party within thirty (30) business days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Sections 7.3(a) or 7.3(b), such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Sections 7.3(a) or 7.3(b) and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction or by the method of dispute resolution described in Section 8.4 hereof.

          (g)  No Contribution from the Company or AME.  Neither Seller nor any
               ---------------------------------------
     of its Affiliates shall have any right to seek, and they hereby waive, any and all claims they may have to, contribution from the Company or AME with respect to all or any portion of their indemnification obligations under this Agreement.

          7.4  SURVIVAL OF REPRESENTATIONS.
               ---------------------------

          The representations and warranties in Sections 2.1, 2.2, 2.3, 3.1, 3.2, 3.6 and 3.7 of this Agreement shall survive the Closing solely for purposes of Sections 7.3(a) and (b) and shall terminate at the close of business on the later of June 30, 1996 and the close of business one year after the Closing Date. No other representations or warranties of Seller or Buyer shall survive the Closing.


                                 ARTICLE VIII
                                    GENERAL

          8.1   AMENDMENTS; WAIVERS.
                -------------------

          This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

          8.2  SCHEDULES; EXHIBITS; INTEGRATION.
               --------------------------------

          Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection therewith, except the Letter Agreement which, subject to Section 4.5 hereof, shall continue in full force and effect, and the Wrap-Around Agreement. Without limiting the effect of the foregoing provisions of this Section 8.2, except as expressly set forth in this Agreement, neither Buyer nor Seller is making or shall be deemed to have made any representation or warranty of any kind, either express or implied.

          8.3  REASONABLE BEST EFFORTS; FURTHER ASSURANCES.
               -------------------------------------------

          Each party will use its reasonable best efforts to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as feasible. The parties shall cooperate with each other in such actions and in securing requisite Approvals. Each party shall deliver such further documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

          8.4  GOVERNING LAW.
               -------------

          (a) This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of law doctrines except to the extent that certain matters are preempted by federal law or are governed by the law of the jurisdiction of incorporation of the respective parties.

          (b) Any dispute arising out of or in connection with this Agreement or any amendment or modification hereto, other than with respect to matters covered in Section 5.2 hereof, (i) shall be referred to a single conciliator to be selected by the parties, or failing their agreement, by the International Chamber of Commerce, with the mission of attempting to resolve such dispute during a period of one hundred and twenty (120) days following the first notification of such dispute given to any party hereunder and (ii) if such dispute shall otherwise not be so resolved, shall be finally settled by arbitration conducted in the English language in London, England under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules by three arbitrators, one of whom shall be appointed by each of the parties, and the third by agreement of the two arbitrators, or failing such agreement by the International Chamber of Commerce as appointing authority. Either Buyer or Seller may initiate the procedures in this Section 8.4(b) by giving demand for arbitration to the other, setting forth the nature of any such dispute. Any written determination of the arbitrators shall be final and conclusive upon the parties. Each party hereto shall promptly pay to the prevailing party any amount determined to be due to it by such arbitration. It is the intention of each party that, to the maximum extent, actions of the arbitrators shall not be subject to review in the courts of England.

          8.5  NO ASSIGNMENT.
               -------------

          Neither this Agreement nor any rights or obligations under it are assignable without the prior written consent of the other party; provided,
                                                                 --------
however, that Buyer may assign its rights and obligations (including its rights
-------
to purchase the Stock) in whole or in part to one or more of its Affiliates without the prior written consent of Seller; provided further, however, that no
                                             -------- -------  -------
assignment shall limit or affect the assignor's obligations hereunder. Any attempted assignment in violation of this Section 8.5 shall be void.

          8.6  HEADINGS.
               --------

          The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

          8.7  COUNTERPARTS.
               ------------

          This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

          8.8  PUBLICITY AND REPORTS.
               ---------------------

          Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of the other party, which shall not be unreasonably withheld, except (following consultation with the other party to the extent reasonably possible) to the extent that a particular action is required by applicable Law or stock exchange rules.

          8.9  REMEDIES CUMULATIVE.
               -------------------

          Except for the limitation on remedies by Buyer and Seller contained in
Section 7.3 of this Agreement, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          8.10 PARTIES IN INTEREST.
               -------------------

          This Agreement shall be binding upon and inure to the benefit of each party to this Agreement, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to (or to confer any right of subrogation or action over against) any party to this Agreement.

          8.11 NOTICES.
               -------

          Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telefax or (c) mailed, postage prepaid, receipt requested as follows:

          If to Buyer, addressed to:

          Parkway Holdings Limited
          80 Marine Parade Road
          #22-01/99 Parkway Parade
          Singapore 1544
          Telephone:  (65) 345-8822
          Telefax:    (65) 344-0356
          Attention:  Company Secretary

          With a copy each to:

          Allen, Allen & Hemsley
          The Chifley Tower
          2 Chifley Square
          Sydney, Australia
          Telephone:  (612) 230-4000
          Telefax:    (612) 233-7022
          Attention:  John Allen, Esq.

               and

          Sullivan & Cromwell
          28/F, Nine Queen's Road Central
          Hong Kong
          Telephone:  (852) 2826-8688
          Telefax:    (852) 2522-2280
          Attention:  John Evangelakos, Esq.

          If to Seller, addressed to:

          Tenet Healthcare Corporation
          2700 Colorado Avenue
          Santa Monica, California  90404
          Telephone:  (310) 998-8000
          Telefax:    (310) 998-4088
          Attention:  General Counsel

          With a copy to:

          O'Melveny & Myers
          400 South Hope Street, 15th Floor
          Los Angeles, California  90071-2899
          Telephone:  (213) 669-6000
          Telefax:    (213) 669-6407
          Attention:  Richard A. Boehmer, Esq.

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this
Section 8.11 and an appropriate answerback is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually received at such address.

          8.12 STAMP DUTIES.
               ------------

          Buyer shall pay all stamp duties, goods and services taxes, and any similar charges (except receipts duties, financial institutions duties or bank account debits taxes, which shall be paid by the party upon which they fall) assessed on or in relation to this Agreement or any of the matters or transactions or sales under this Agreement, the share transfer form or under any related document.

          8.13 EXPENSES AND ATTORNEYS FEES.
               ---------------------------

          Seller and Buyer shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective Investment Bankers, accountants and counsel. In the event of any Action for the breach of this Agreement, indemnification or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in connection with investigating and prosecuting such Action.

          8.14 SEVERABILITY.
               ------------

          If any provision of this Agreement is held invalid or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable.

          8.15 DOLLARS.
               -------

          Unless otherwise specified herein, all references to "$" and "dollars" shall mean United States Dollars.


                                  ARTICLE IX
                                  DEFINITIONS

          9.1  DEFINITIONS.
               -----------

          For all purposes of this Agreement, except as otherwise expressly provided:

          (a) the terms defined in this Article IX include the plural as well as the singular;

          (b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

          (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement except as otherwise provided in this Agreement;

          (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

          (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

          (f) all references to any Contract shall mean and include such Contract as it may have been amended, restated, modified, supplemented, renewed or replaced from time to time.

          As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply:

     "Action" means any action, claim, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, at law or in equity, or before any arbitrator or Governmental Entity.

     "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

     "Agreement" means this Agreement by and between Buyer and Seller as amended or supplemented, together with all Exhibits and Schedules attached or incorporated by reference therein.

     "AME Stock" has the meaning assigned to it in Section 2.2(a).

     "Approval" means any approval, authorization, consent, waiver, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person (including, without limitation, any of the foregoing required to be obtained from any lender or security holder).

     "Asia Stock Purchase Agreement" means the Asia Stock Purchase Agreement, dated May 24, 1995, between Seller and Buyer relating to the purchase by Buyer of Seller's healthcare businesses in Asia.

     "Auditors" means KPMG Peat Marwick L.L.P., independent public accountants to Seller.

     "Balance Sheet" has the meaning assigned to it in Section 2.3(b).

     "Benefit Plans" has the meaning assigned to it in Section 2.15.

     "Business" has the meaning assigned to it in the Recitals to this Agreement.

     "Closing" means the consummation of the purchase and sale of the Stock under this Agreement.

     "Closing Date" means the date of the Closing.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and successor statutes.

     "Company Real Properties" has the meaning assigned to it in Section 2.6(b).

     "Contract" means any document, agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

     "Disclosure Schedule" means the Disclosure Schedule dated

June 20, 1995 and delivered by Seller to Buyer, or Buyer to Seller, as the case may be, pursuant to this Agreement. Any information set forth in any section of the Disclosure Schedule shall be deemed to be set forth in such other section of the Disclosure Schedule as contains a cross-reference to the former section.

     "Encumbrance" means any claim, charge, easement, encumbrance, security interest, lien, option, pledge, negative pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable U.S. or foreign securities law.

     "Equity Securities" means any capital stock or other equity interest or any securities convertible into or exchangeable for such capital stock or other equity interest or any other rights, warrants or options to acquire any of the foregoing securities, including the rights to any dividend declared but unpaid in respect thereof.

     "GAAP" means generally accepted accounting principles in the United States as in effect from time to time, with such specifically disclosed changes, if any, as may be required by generally accepted accounting principles.

     "Governmental Entity" means any government or any agency, district, bureau, board, statutory board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

     "Intellectual Property" has the meaning assigned to it in Section 2.14.

     "Interim Period" has the meaning assigned to it in Section 2.4(b).

     "International - NME" has the meaning assigned to it in Section 1.1.

     "Investment Bankers" has the meaning assigned to it in Section 2.19.

     "Law" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

     "Leased Real Property" has the meaning assigned to it in Section 2.6(a).

     "Letter Agreement" has the meaning assigned to it in Section 4.1.

     "Manpower and Technical Services Agreement" has the meaning assigned to it in Section 6.3(i).

     "Material Adverse Effect" means a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Business, taken as a whole, or on the ability of Seller to consummate the transactions contemplated in this Agreement.

     "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

     "Overhead Expenses" has the meaning assigned to it in Section 2.21.

     "Permit" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

     "Permitted Encumbrances" means, collectively, (i) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes which are not due and payable or which may thereafter be paid without penalty, (ii) mortgages, liens, security interests and encumbrances which secure debt that is reflected as a liability on the financial statements referred to in Section 2.3 and the existence of which is indicated in the notes thereto and (iii) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the value of or the continued use and operation of the assets to which they relate in the Business.

     "Person" means an association, a corporation, an individual, a partnership, a joint venture, a trust or any other entity or organization, including a Governmental Entity.

     "Pre-Closing Tax Period" means all taxable periods ending on or before February 28, 1995 and the portion ending on February 28, 1995 of any taxable period that includes (but does not end on) such day.

     "Purchase Price" has the meaning set forth in Section 1.2.

     "Seller's Transition Tax Exposure Amount" means the difference, if any, between (i) the U.S. Federal, state and local income tax liability of Seller and its Affiliates for Seller's taxable year ending on May 31, 1996 computed to take into account (A) any liability incurred by Seller and its Affiliates under
Section 951(a) of the Code as a result of any income earned by the Company or AME during the Transition Period or the acquisition of any asset or the undertaking of any transaction or activity by the Company or AME during the Transition Period and (B) any reduction in the combined earnings and profits of the Company and AME (as determined under the Code) to an amount less than the combined earnings and profits of the Company and AME on the Closing Date that is attributable to any dividend or other distribution declared, issued, made or paid during the Transition Period by the Company or AME (or any entity becoming a subsidiary of the Company of AME during the Transition Period) and (ii) the U.S. Federal, state and local income tax liability of Seller and its Affiliates for Seller's taxable year ending on May 31, 1996 computed without regard to the items described in subclauses (A) and (B) of clause (i) of this sentence. For this purpose, the Tax liability of Seller and its Affiliates shall be calculated by taking into account foreign tax credits available to Seller and its Affiliates and by taking into account the effect of an increase in an overall foreign loss or increase in a separate limitation loss (each as defined in section 904(f) of the Code) on the ability of Seller to utilize foreign tax credits for U.S. Federal income tax purposes.

     "Stock" means the capital stock of the Company as described in Section 2.1 of the Disclosure Schedule.

     "Subsidiary" means any Person in which the Company has a direct or indirect equity or ownership interest in excess of fifty percent (50%).

     "Tax" or "Taxes" means any foreign, federal, state, county or local income, sales, turnover, use, excise, franchise, ad valorem, goods and services, real and personal property, transfer, gross receipt, stamp, premium, profits, customs and excise, duties, windfall profits, capital stock, capital gains or duty, production, business and occupation, disability, employment, payroll, severance or withholding taxes, fees, assessments or charges of any kind whatever imposed by any Governmental Entity, all amounts equal to the Tax cost of any deprivation of any relief, allowance, set-off or deduction in computing profits or right to repayment of Tax granted by or pursuant to Law relating to Tax, any interest, charges and penalties (civil or criminal), additions to tax, payments in lieu of taxes or additional amounts related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

     "Tax Return" means a declaration, statement, report, return, computation of tax, invoice, records (accounting or otherwise) or other document or information required to be filed or supplied with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or AME.

     "Wrap-Around Agreement" means the Wrap-Around Agreement, dated June 20, 1995, between Buyer and Seller.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                                 BUYER

                                 PARKWAY HOLDINGS LIMITED,
                                 a Singapore corporation



                                 By: /s/  TAN KAI SENG
                                    ---------------------------
                                          Tan Kai Seng
                                 Its:       Director
                                     --------------------------


                                 SELLER

                                 NATIONAL MEDICAL ENTERPRISES, INC.,
                                 a Nevada corporation



                                 By: /s/ MARIS ANDERSONS
                                    ---------------------------
                                         Maris Andersons

                                 Its:Senior Vice President-Treasurer
                                     -------------------------------